As filed with the Securities and Exchange Commission on December 12, 2024

Registration No. 333-259136

Registration No. 333-237590

Registration No. 333-234644

Registration No. 333-203350

Registration No. 333-186020

Registration No. 333-184880

Registration No. 333-178032

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-259136

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237590

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-234644

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203350

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-186020

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-184880

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-178032

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUMOS PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1491350
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

4200 Marathon Blvd., Suite 200

Austin, Texas 78756

(Address of Principal Executive Offices, including Zip Code)

Lumos Pharma, Inc. 2016 Stock Plan

Lumos Pharma, Inc. 2012 Equity Incentive Plan, as amended

2010 Non-Employee Directors’ Stock Award Plan, as amended

Lumos Pharma, Inc. 2010 Employee Stock Purchase Plan

NewLink Genetics Corporation 2009 Equity Incentive Plan, as amended

2000 Equity Incentive Plan, as amended

(Full title of the Plans)

Richard J. Hawkins

Chief Executive Officer

Lumos Pharma, Inc.

4200 Marathon Blvd., Suite 200

Austin, Texas 78756

(512) 215-2630

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Paul D. Broude

Garrett F. Bishop

Foley & Lardner LLP

111 Huntington Avenue, Suite 2500

Boston, Massachusetts 02199

(617) 342-4000

J. Robert Suffoletta, Jr.

Nathan Robinson

Wilson Sonsini Goodrich & Rosati, P.C.

900 S. Capital of Texas Highway

Las Cimas IV, 5th Floor

Austin, TX 78746

(512) 338-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Lumos Pharma, Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”).

•

Registration Statement No. 333-259136, filed with the SEC by the Registrant on August 27, 2021, pertaining to the registration of 60,000 shares of common stock of the Registrant, par value $0.01 per share (“Common Stock”), reserved for issuance under the Lumos Pharma, Inc. 2010 Employee Stock Purchase Plan, as amended (the “2010 ESPP”).

•

Registration Statement No. 333-237590, filed with the SEC by the Registrant on April 7, 2020, pertaining to the registration of 26,248, shares of Common Stock, reserved for issuance under the Lumos Pharma, Inc. 2012 Equity Incentive Plan, as amended and (ii) 163,864 shares of Common Stock, reserved for issuance under the Lumos Pharma, Inc. 2016 Stock Plan.

•

Registration Statement No. 333-234644, filed with the SEC by the Registrant on November 12, 2019, pertaining to the registration of 5,293,541shares of Common Stock, reserved for issuance under the NewLink Genetics Corporation 2009 Equity Incentive Plan (the “2009 EIP”).

•

Registration Statement No. 333-203350, filed with the SEC by the Registrant on April 10, 2015, pertaining to the registration of (i) 2,185,595 shares of Common Stock, reserved for issuance under the 2009 EIP; (ii) 185,715 shares of Common Stock, reserved for issuance under the 2010 ESPP; (iii) 161,905 shares of Common Stock, reserved for issuance under the NewLink Genetics Corporation 2010 Non-Employee Directors’ Stock Award Plan (“2010 Director Plan”).

•

Registration Statement No. 333-186020, filed with the SEC by the Registrant on January 15, 2013, pertaining to the registration of 838,375 shares of Common Stock, reserved for issuance under the 2009 EIP.

•

Registration Statement No. 333-184880, filed with the SEC by the Registrant on November 13, 2012, pertaining to the registration of 823,649 shares of Common Stock, reserved for issuance under the 2009 EIP.

•

Registration Statement No. 333-178032, filed with the SEC by the Registrant on November 17, 2011, pertaining to the registration of (i) 503,986 shares of Common Stock, issuable upon exercise of outstanding options under the NewLink Genetics Corporation 2000 Equity Incentive Plan; (ii) 3,025,767 shares of Common Stock, issuable upon exercise of outstanding options under the 2009 EIP (iii) 306,262 shares of Common Stock, reserved for issuance under the 2009 EIP; (iv) 238,095 shares of Common Stock, reserved for issuance under the 2010 Director Plan; and (v) 214,285 shares of Common Stock, reserved for issuance under the 2010 ESPP.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

On October 22, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DPV Parent, Inc., a Delaware corporation (“Parent”), DPV MergerSub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the purpose of Section 9.17, Double Point Ventures LLC, a Delaware limited liability company (“DPV”). Pursuant to the Merger Agreement, on December 12, 2024, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (the “Shares”) (other than

(i) Shares held in the Registrant’s treasury or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, which were canceled without any conversion thereof and no consideration delivered in exchange therefor, and (ii) any Shares held by stockholders or owned by beneficial owners who were entitled to, and who perfected, appraisal rights for such Shares in accordance with the General Corporation Law of the State of Delaware was cancelled and converted into the right to receive (i) $4.25 in cash per Share, plus (ii) one non-transferrable contractual contingent value right for each Share, in each case, without interest and subject to applicable tax withholding.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 23, 2024.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 12, 2024. Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.

LUMOS PHARMA, INC.

By:	/s/ Richard J. Hawkins
Richard J. Hawkins
Chief Executive Officer